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                                                                  Exhibit 10(ad)

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT, made this 20th day of January, 2000 (the "Effective Date"), between FOOD LION, a division of Delhaize America, Inc., a North Carolina corporation with its principal place of business in Salisbury, North Carolina (the "Company"), and Robert J. Brunory, an individual residing at 685 Timberlane Trail, Salisbury, North Carolina 28147 ("Employee"),

                              W I T N E S S E T H:

         WHEREAS, Employee is currently employed by the Company in its Food Lion division as its Senior Vice President of Category Management/Procurement;

         WHEREAS, the Board of Directors of the Company recognizes that it is in the best interests of the Company and its shareholders to retain capable and experienced executive officers such as Employee;

         WHEREAS, the Board of Directors recognizes that Employee has made substantial contributions to the growth and success of the Company and desires to provide for the continuing employment of Employee and to encourage the continued dedication and attention of Employee to the Company;

         WHEREAS, the Company is in the process of converting into a holding company and will transfer substantially all of the assets of the Food Lion division to a newly-formed, wholly-owned subsidiary (the "Subsidiary") (such transfer is referred to herein as the "Holding Company Restructuring");

         WHEREAS, at the time of the Holding Company Restructuring, Employee will continue in Employee's position as Senior Vice President of Category Management/Procurement but at the Subsidiary level only, and this Employment Agreement will be assigned to and assumed by the Subsidiary;

         WHEREAS, Employee is willing to continue to serve the Company and, from and after the Holding Company Restructuring, the Subsidiary; and

         WHEREAS, the Company and Employee desire to enter into this Employment Agreement.

         NOW, THEREFORE, in consideration of the premises, and the mutual agreements herein contained, the Company and Employee hereby agree as follows:


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         1. Continue to Employ. The Company hereby agrees to continue to employ
Employee, prior to the Holding Company Restructuring, as Senior Vice President of Category Management/Procurement at the Food Lion division level and, after the Holding Company Restructuring, as Senior Vice President of Category Management/Procurement at the Subsidiary level, for the Term of Employment as herein set forth, and Employee hereby agrees to continue to serve in such positions for such term.

         2. Term of Employment. The "Term of Employment," as used herein, will commence on the date hereof and, unless sooner terminated as hereinafter provided, shall terminate on the third (3rd) anniversary of such date; provided, however, that the Term of Employment shall automatically be extended for additional periods of one (1) year each on the terms and conditions provided herein unless either party shall give written notice to the other party no less than ninety (90) days prior to the expiration of the applicable Term of Employment.

         3. Employment During the Term. During the Term of Employment, Employee shall devote Employee's full professional time to the business of the Company, shall use Employee's best efforts to promote the interests of the Company and shall serve, prior to the Holding Company Restructuring, as Senior Vice President of Category Management/Procurement of the Food Lion division and, after the Holding Company Restructuring, as Senior Vice President of Category Management/Procurement of the Subsidiary, and in such other senior executive capacities (at the Company or at subsidiaries of the Company) as the Board of Directors of the Company shall hereafter designate from time to time.

         4. Vacation. Employee shall be entitled to annual vacations in accordance with the vacation policy and practices of the Company.

         5. Compensation.

                  (a) Base Salary. As compensation for Employee's services hereunder and for Employee's covenants set forth in Sections 10, 11 and 12 below, the Company shall pay to Employee a base salary which shall not be less than Two Hundred Thirty-Eight Thousand Seven Hundred Eight Dollars ($238,708) per annum; provided, however, such amount may be reviewed for increase from time to time by the Board of Directors of the Company. In no event shall such review result in any reduction in base salary provided in this Employment Agreement. Such compensation shall be payable in accordance with the Company's payroll practices for executive employees.

                  (b) Bonus Plans. In addition, Employee shall be eligible to participate in the Company's annual incentive bonus plan, stock option plans and other compensation plans of the Company, as they shall be administered by the Board of Directors of the Company and the relevant committees thereof and in their sole discretion.



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         6. Benefits. Employee shall be entitled to participate in all health, accident, disability, medical, life and other insurance programs and other benefit and compensation plans maintained by the Company for the benefit of Employee and/or other executive employees of the Company in accordance with the Company's policies.

         7. Termination. Termination of Employee's employment under any of the following circumstances shall not constitute a breach of this Employment
Agreement:

                  (a) Death. Termination upon the death of Employee.

                  (b) Cause. Termination by the Company for "Cause" as described in this Section 7(b). For purposes of this Employment Agreement, "Cause" shall mean (i) willful failure (other than by reason of incapacity due to physical or mental illness) to perform Employee's material duties hereunder and Employee's inability or unwillingness to correct such failure within thirty (30) days after receipt of written notice, (ii) conviction of Employee of a felony or plea of guilty or no contest to a felony, (iii) perpetration of a material dishonest act or fraud against the Company or any affiliate thereof or (iv) a material violation of any Company policy or any state, federal or other governmental statute or regulation. The definition of "Cause" also includes the termination of Employee's employment by the Company in connection with an assignment of this Employment Agreement to a successor or subsidiary of the Company, including but not limited to the Subsidiary, in accordance with Section 18 hereof. The definition of "Cause" also includes subsequent terminations of Employee's employment in connection with subsequent assignments of this Employment Agreement to the Company or its successors or direct or indirect subsidiaries of the Company. The definition of "Cause" expressly excludes any mistake of fact or judgment made by Employee in good faith with respect to the Company's business.

                  (c) Good Reason. Termination by Employee for "Good Reason" as described in this Section 7(c). For purposes of this Employment Agreement, "Good Reason" shall mean the occurrence of any of the following circumstances without Employee's consent, provided that Employee has provided notice to the Company of Employee's intention to terminate his or her employment for Good Reason within thirty (30) days after the occurrence of such event and the Company has failed to cure such circumstance, if curable, within thirty (30) days after receipt of notice thereof: (i) a material diminution of the professional responsibilities of Employee as such responsibilities existed on the date of this Agreement, (ii) assignment of duties to Employee which are materially adverse to and inconsistent with Employee's position, (iii) failure of the Company to provide compensation and benefits obligations to Employee as set forth herein, (iv) transfer of Employee more than 50 miles from Salisbury, North Carolina, without good business reasons, as determined by the Company's Board of Directors or (v) failure of the Company to require any successor to the Company to assume and comply with this Employment Agreement. The definition of "Good Reason" expressly excludes any assignment of this Employment Agreement to a successor or subsidiary of the Company, including but not limited to the



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Subsidiary, in accordance with Section 18 hereof and any changes in responsibilities or duties resulting therefrom. In addition, the definition of "Good Reason" expressly excludes subsequent terminations of Employee's employment in connection with subsequent assignments of this Employment Agreement to the Company or its successors or direct or indirect subsidiaries of the Company.

            An election by Employee to terminate his or her employment under this Section 7(c) shall not be deemed a voluntary termination of employment by Employee for the purpose of this Employment Agreement or any plan, arrangement or program of the Company.

                  (d) Disability. Termination by the Company or Employee upon Disability of Employee. For the termination by the Company to be valid, (i) the Company must first give forty-five (45) days' written Notice of Termination, as defined below (which may occur before or after the end of the 180-day period specified in the definition of Disability below), and (ii) Employee shall not have returned to the performance of Employee's duties hereunder on a full-time basis during such 180-day period. For purposes of this Employment Agreement, "Disability" shall mean Employee's absence from continuous full-time employment with the Company for a period of at least 180 consecutive days by reason of a mental or physical illness. The Company shall have the right to have Employee examined at such reasonable times by such physicians satisfactory to Employee as the Company may designate, and Employee will make himself available for and submit to such examination as and when requested. Except as otherwise provided in this Section 7(d), the inability of Employee to perform Employee's duties hereunder, whether by reason of injury, illness (physical or mental), or otherwise shall not result in the termination of Employee's employment hereunder, and Employee shall be entitled to continue to receive Employee's base salary and other benefits as provided herein.

                  (e) Without Cause. Termination by the Company without Cause.

                  (f) Date and Notice of Termination. Any termination of Employee's employment by the Company or by Employee (other than termination pursuant to Section 7(a) above) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Employment Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Employment Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated.

         "Date of Termination" shall mean (i) if Employee's employment is terminated by Employee's death, the date of Employee's death, and (ii) if Employee's employment is terminated pursuant to a Notice of Termination, the date specified in the Notice of Termination; provided that, if within thirty
(30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date which is finally determined to be the Date



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of Termination, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

         8. Effect of Termination. In the event of termination of employment as described in Section 7 hereof, and provided that Employee (or Employee's beneficiary in the event of death) has signed and agreed to be bound by a general release of claims against the Company in form reasonably satisfactory to the Company, the Company shall compensate Employee as follows:

                  (a) Death. If Employee's employment is terminated as a result of Employee's death, as specified in Section 7(a), the Company shall pay Employee's beneficiary the benefit called for under the Salary Continuation Agreement, if any, between Employee and the Company. Employee's beneficiary shall accept the payment provided for in this Section 8(a) in full discharge and release of the Company of and from any further obligations under this Employment Agreement, except for any other benefits due under any applicable plan or policy of the Company (including life insurance policies and pension or similar plans), as determined under the provisions of such plans or policies.

                  (b) Disability. If Employee's employment is terminated by the Company or Employee as a result of Employee's disability as specified in Section 7(d), then the Company shall pay Employee his or her full compensation until the Date of Termination. Within thirty (30) days after the termination of Employee's employment, the Company shall pay Employee a lump sum payment equal to fifty percent (50%) of the present value of the future base salary payable to Employee during the remainder of the Term of Employment under this Employment Agreement or for a period of one (1) year, whichever is longer. Such lump sum amount shall be calculated by using a discount rate equal to the applicable Federal rate that is in effect on the date of payment as determined under Section 1274(d) of the Internal Revenue Code of 1986 (the "Code") and the regulations thereunder, and by assuming that Employee's annual salary in effect on the Date of Termination would continue for the remainder of the Term of Employment, or for a period of one (1) year, whichever is longer. This payment shall be in addition to any payments Employee shall be entitled to receive under any applicable disability insurance policies maintained by the Company for Employee.

                  (c) Cause. If Employee's employment is terminated for any reason specified in Section 7(b) hereof, the Company shall no longer be obligated to make any payments to Employee pursuant to this Employment Agreement, except for the full amount of Employee's base salary and all compensation earned prior to the Date of Termination and payments pursuant to plans, programs or arrangements, as determined under the provisions of such plans or policies.



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                  (d) Good Reason or Without Cause.

                  (i) If Employee's employment is terminated by Employee for Good Reason as specified in Section 7(c) hereof, or if Employee's employment is terminated by the Company without Cause as specified in Section 7(e): (A) the Company shall pay Employee the full amount of Employee's base salary and other compensation earned prior to the Date of Termination; and (B) the Company shall pay Employee an amount (the "Termination Payment") equal to the product of the Employee's current monthly base salary multiplied by the greater of (x) twelve
(12) months or (y) the number of full months remaining in the Term of this Agreement. The Company may elect to pay the Termination Payment (i) in monthly installments, beginning thirty (30) days after the Date of Termination and payable thereafter on the date of the last regularly scheduled payroll for each month, or (ii) in one lump sum payment, due and payable thirty (30) days after the Date of Termination, in an amount equal to the present value of all such monthly payments calculated by using a discount rate equal to the applicable Federal rate that is in effect on the date of payment as determined under
Section 1274(d) of the Code and the regulations thereunder.

                  (ii) If prior to a Change in Control of the Company (as defined below) (and if Section 8(d)(iii) hereof does not apply), Employee's employment is terminated by Employee for Good Reason or by the Company without Cause, the Company shall maintain in full force and effect for the continued benefit of Employee and Employee's eligible dependents for one (1) year after the Date of Termination (or for the number of years remaining in the Term of this Agreement, whichever is greater), the employee fringe benefit plans and programs relating to medical, dental, health and life insurance in which Employee was entitled to participate immediately prior to the Date of Termination, if Employee's continued participation is permitted under the general terms and provisions of such plans and programs and applicable law, but not including the Annual Incentive Bonus Plan, the Wellness Bonus Plan, the Profit Sharing Plan and the Profit Sharing Restoration Plan and any other bonus, retirement or similar compensation plan.

                  (iii) If (A) Employee's employment is terminated by the Company without Cause in contemplation of a Change in Control of the Company within six (6) months prior to such Change in Control or (B) Employee's employment is terminated by the Company without Cause or by Employee with Good Reason within one (1) year following a Change in Control of the Company, the Company shall pay Employee the compensation and benefits set forth in clauses
(i) and (ii) above, and in addition, for one (1) year following the Date of Termination (or for the number of years remaining in the Term of this Agreement, whichever is greater), Employee shall be paid an annual amount equal to the amounts, if any, which would have been payable to Employee under the Annual Incentive Bonus Plan, the Wellness Bonus Plan, the Profit Sharing Plan and the Profit Sharing Restoration Plan (or such other plans in which Employee was entitled to participate as of the Date of Termination) assuming Employee had


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remained employed for such one (1) year (or greater) period and received an annual salary at the rate in effect on Employee's Date of Termination.

                    (iv) For purposes of this Employment Agreement, "a Change in Control of the Company" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided that, without limitation, a Change in Control of the Company shall be deemed to have occurred if:

                  (A) an acquisition (other than directly from the Company) by a Person (as defined below) (excluding the Company or an employee benefit plan of the Company or an entity controlled by the Company's shareholders) results in the aggregate number of shares of the Company's voting securities beneficially owned by any other Person to exceed the number of shares of the Company's voting securities beneficially owned, in the aggregate, by Etablissements Delhaize Freres et Cie "Le Lion" S.A. ("Delhaize") and Delhaize The Lion America, Inc.;

                  (B) at any time during the term of this Employment Agreement there is a change in the composition of the Board of Directors of the Company resulting in a majority of the directors of the Company who are in office on the date hereof ("Incumbent Company Directors") no longer constituting a majority of the directors of the Company; provided that, in making such determination, persons who are elected to serve as directors of the Company and who are approved by at least 70% of the Incumbent Company Directors in office on the date of such election (other than in connection with an actual or threatened proxy contest) shall be treated as Incumbent Company Directors;

                  (C) consummation of a complete liquidation or dissolution of the Company or a merger, consolidation or sale of all or substantially all of the Company's assets (collectively, a "Business Combination") other than a Business Combination in which all or substantially all of the beneficial holders of voting securities of the Company receive or retain fifty percent (50%) or more of the voting securities of the company or entity resulting from the Business Combination ("Resulting Company"), at least a majority of the board of directors of the resulting corporation were Incumbent Company Directors, and after which no person or entity beneficially owns twenty percent (20%) or more of the voting securities ("Beneficial Ownership Threshold") of the Resulting Company, who did not beneficially own such stock immediately before the Business Combination; or

                  (D) occurrence of any of the events described in Section 8(d)(iv)(B) or (C) to Delhaize or the acquisition by any Person of more than thirty percent (30%) of the stock of Delhaize. Notwithstanding any other provision of this paragraph, for purposes of the definition of "Change in Control of the Company," a change in control of Delhaize shall



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         not constitute a Change in Control of the Company unless it involves an event contemplated by this Section 8(d)(iv)(D). With respect to Section 8(d)(iv)(C) as it applies to Delhaize under Section 8(d)(iv)(D), the Beneficial Ownership Threshold shall be thirty percent (30%).

For the purpose of this paragraph, the term "beneficially owned" shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act, the term "Person" shall have the meaning set forth in Sections 3(a)(2) and 13(d)(3) of the Exchange Act and the term "voting securities" shall have the meaning set forth in Rule 12b-2 under the Exchange Act.

         9. Business Expenses. The Company agrees that during the Term of Employment, the Company will reimburse Employee for actual travel and other out-of-pocket expenses reasonably incurred by Employee in connection with the performance of Employee's duties hereunder and accounted for in accordance with the policies and procedures currently established by the Company.

         10. No Competing Employment.

                  (a) Employee agrees that, during the Term of Employment and for a period of two (2) years after the date specified in the Notice of Termination or, if applicable, the date of Employee's resignation ("Restricted Period"), Employee will not, without the written consent of the Board of Directors, own, operate, control or be employed as an officer, director, manager or consultant, or as an employee with management or executive level duties or responsibilities, in any case, for or by any business engaged in any retail or wholesale grocery or supermarket business within ten (10) miles of any store operated by the Company or any subsidiary thereof on the date on which Employee's employment with the Company ends; provided, however, that this restriction contained in this Section 10(a) shall not apply if Employee works, consults or accepts employment with a business that does not directly compete with the Company or any subsidiary thereof.

                  (b) Employee agrees that, during the Restricted Period, Employee will not, without the written consent of the Board of Directors, own, operate, control or be employed as an officer, director, manager or consultant, or as an employee with management or executive level duties or responsibilities, in any case, for or by any entity whose business, or whose direct or indirect parent entity's or direct or indirect subsidiary entity's business is any retail or wholesale grocery or supermarket business within ten (10) miles of any store operated by the Company or any subsidiary thereof on the date on which Employee's employment with the Company ends.

                  (c) Employee understands and agrees that a portion of the amounts payable to Employee under Section 5(a) and Section 8, if applicable, is in consideration for Employee's covenants set forth in Sections 10, 11 and 12.



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         11. No Solicitation. Employee agrees that, during the Restricted
Period, Employee will not, without the prior written consent of the Board of Directors, directly or indirectly solicit or recruit any employee or independent contractor of the Company for the purpose of being employed by Employee, directly or indirectly, or any other person or entity on behalf of which Employee is acting as an agent, representative or employee. Notwithstanding the above, if Employee's employment is terminated for any reason specified in
Section 7 hereof prior to the first anniversary of the date on which a Change in Control (as defined above) occurred, the covenants of Sections 10 and 11 shall not be applicable.

         12. Confidentiality. Employee agrees that, during the Term of Employment and thereafter, Employee will not, without the prior written consent of the Company, disclose to anyone not entitled thereto, any confidential information relating to the business, sales, financial condition or products of the Company or any affiliate thereof. Employee also recognizes and acknowledges that Employee has a common law and statutory law obligation not to disclose trade secrets and other proprietary information of the Company. Employee further agrees that, should Employee leave the active service of the Company, Employee will not take or retain, without the written authorization of the Board of Directors, any papers, files or other documents or copies thereof or other confidential information of any kind belonging to the Company pertaining to its business, sales, financial condition or products. Employee understands and agrees that the rights and obligations set forth in this Section 12 are perpetual and, in any case, shall extend beyond the Restricted Period.

         13. Failure to Comply. All payments to Employee hereunder, including without limitation all such payments made pursuant to Section 8 of this Agreement, are conditional upon Employee's full compliance with the provisions of this Agreement, including specifically Sections 10, 11 and 12 hereof, which provisions are hereby expressly incorporated by reference as conditions to all such payment. The provisions of sections 10, 11 and 12 will remain incorporated as conditions to payments under this Agreement, regardless of any judicial declaration of their invalidity or unenforceability as affirmative covenants. In the event that the Employee shall fail to comply with any provision of Sections 10, 11 and 12, (a) all rights hereunder of the Employee and any person claiming under or through him shall thereupon terminate and no person shall be entitled to receive any payments or benefits under this Agreement and (b) the Employee agrees to immediately pay to the Company any and all amounts previously paid to the Employee by the Company pursuant to Section 8 of this Agreement. In addition to the foregoing and without limiting any other remedies available to the Company, Employee acknowledges that a breach of the covenants contained in Sections 10, 11 and 12 herein may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order or a preliminary injunction restraining Employee from engaging in activities prohibited by Sections 10, 11 and 12 or such other relief as may be required to specifically enforce any of the covenants in such Sections.



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         14. Indemnification. The Company shall indemnify and hold harmless
Employee to the fullest extent permitted under North Carolina law, including, without limitation, the provisions of Article 8, Part 5 (or any successor provision) of the North Carolina Business Corporation Act, from and against all losses, claims, damages, liabilities, costs and expenses (including, without limitation, attorneys' fees), which may, at any time, be suffered by Employee as a result of the fact that Employee is or was an officer of the Company, or is or was serving at the request of the Company as an officer, employee or agent of an affiliate of the Company. The expenses incurred by Employee in any proceeding shall be paid promptly by the Company in advance of the final disposition of any proceeding at the written request of Employee to the fullest extent permitted under North Carolina law. The indemnification provision of this Section 14 shall survive the termination or expiration of this Employment Agreement.

         15. Gross-Up Payment. In the event that any payments to which Employee becomes entitled under this Employment Agreement (the "Agreement Payments") will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall pay to Employee at the time specified below, an additional amount (the "Gross-Up Payment") such that the net amount retained by Employee (taking into account the Total Payments (as hereinafter defined) and the Gross-Up Payment), after deduction of any Excise Tax on the Total Payments and any federal, state and local income tax and Excise Tax upon the Gross-Up Payment provided for by this
Section 15, but before deduction for any federal, state or local income tax on the Total Payments, shall be equal to the "Total Payments," as defined below. Except as otherwise provided below, the Gross-Up Payment or portion thereof provided for in this Section 15 shall be paid not later than the thirtieth
(30th) day following payment of any amounts under the Employment Agreement that will be subject to the Excise Tax; provided, however, that if the amount of such Gross-Up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than the forty-fifth (45th) day after payment of any amounts under the Employment Agreement that will be subject to the Excise Tax. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Employee, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

         For purposes of determining whether any of the Agreement Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments, accruals, vestings or other compensatory benefits received or to be received by Employee in connection with a Change in Control of the Company or the termination of Employee's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company), any


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person whose actions result in a Change in Control of the Company or any person affiliated with the Company or such person (which, together with the Agreement Payments, shall constitute the "Total Payments") shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless, in the opinion of tax counsel selected by the Company's independent auditors, such other payments or benefits (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax, (ii) the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (a) the total amount of the Total Payments, and (b) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (i) above) and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

         For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made and the applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, Employee shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid) if such repayment results in a reduction in Excise Tax and/or a federal, state and local income tax deduction, plus interest on the amount of such repayment at the rate provided in
Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including, by reason of any payment, the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

         16. Vesting. Upon a Change in Control of the Company or if Employee's employment is terminated for reasons specified in Sections 7(a), 7(c), 7(d) or 7(e) hereof, all of the rights granted to Employee by the Company to own or acquire stock of the Company (including, without limitation, stock options and restricted stock granted under the Company's Stock Option Plan) shall automatically vest upon the date of such Change in Control or Date of Termination, respectively, without the need for further action or consent by the Company;



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

provided, however, that (assuming no occurrence of a Change in Control) such rights shall not vest if Employee's employment is terminated for Employee's failure to adequately perform Employee's duties hereunder as determined by an affirmative vote of at least seventy percent (70%) of the Board of Directors of the Company. For purposes of the preceding sentence, "Change in Control of the Company" shall have the meaning set forth in Section 8(d)(iv) hereof except for the portion thereof describing a Change in Control at Delhaize as set forth in subsection 8(d)(iv)(D).

         17. Mitigation. The Company recognizes that Employee has no duty to mitigate the amounts due to Employee upon termination of this Employment Agreement, and the obligations of the Company will not be diminished in the event Employee is employed by another employer after the termination of Employee's employment with the Company.

         18. Successors. This Employment Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and upon Employee and his or her legal representatives. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Employment Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. For purposes of this Section 18, the Subsidiary shall be deemed a successor to which this Employment Agreement may be assigned. In addition, this Employment Agreement may be assigned to an existing or future direct or indirect subsidiary of the Company. Furthermore, from and after the Holding Company Restructuring and after an assignment of this Employment Agreement to the Subsidiary or any other existing or future direct or indirect subsidiary of the Company, this Employment Agreement may be reassigned to the Company.

         19. Amendments. This Employment Agreement contains the entire contractual understanding between the parties and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof (except for the Salary Continuation Agreement, if any, between Employee and the Company). This Employment Agreement may not be changed orally but only by a written instrument signed by the parties hereto.

         20. Governing Law. This Employment Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to the conflicts of law principles thereof.

         21. Waiver. The waiver of breach of any term or condition of this Employment Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

         22. Arbitration. Except as otherwise necessary to secure the remedy specified in Section 13 of this Employment Agreement (which remedy may be secured in a court of competent jurisdiction), any dispute arising between the Company and Employee with respect to the performance or interpretation of this Employment Agreement shall be submitted to arbitration in Salisbury, North Carolina for resolution in accordance with the commercial arbitration rules of the American Arbitration Association, modified to provide that the decision by the arbitrators shall be binding on the parties, shall be furnished in writing, separately and specifically stating the findings of fact and conclusions of law on which the decision is based and shall be rendered within ninety (90) days following impanelment of the arbitrators. The cost of arbitration shall initially be borne by the party requesting arbitration. Following a decision by the arbitrators, the costs of arbitration shall be divided as directed by the arbitrators. Pursuant to North Carolina General Statutes section 1-567.2, the provisions of Chapter 1, Subchapter XV, Article 45A of the North Carolina General Statutes shall apply to this Employment Agreement.

         23. Severability. In the event that any provision or portion of this Employment Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Employment Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent provided by law.

         24. Notices. Any notices or other communications required or permitted hereunder shall be deemed sufficiently given if sent by registered mail, postage prepaid, as follows:

                  (a)      If to Employee:

                                    Robert J. Brunory
                                    685 Timberlane Trail
                                    Salisbury, North Carolina 28147

                  (b)      If to the Company:

                                    Delhaize America, Inc.
                                    Post Office Box 1330
                                    2110 Executive Drive
                                    Salisbury, North Carolina 28145-1330
                                    Attention: Secretary
                           with a copy to:

                                    Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                                    1700 Pacific Avenue
                                    Suite 4100
                                    Dallas, TX  75201-4675
                                    Attention:  Michael E. Dillard, P.C.

or to such other address as shall have been specified in writing by either party to the other. Any such notice or communication shall be deemed to have been given on the second day (excluding any days U.S. Post Offices are not open) after the date so mailed.

                      [The next page is the signature page]

         IN WITNESS WHEREOF, the Company has caused this Employment Agreement to be executed by its duly authorized representative, and Employee has hereunto set Employee's hand as of the date first above written.


                                         FOOD LION,
                                            a division of Delhaize America, Inc.
Attest:

                                         By: /s/ R. William McCanless
-------------------------------              --------------------------------
                                             R. William McCanless
                                             Chief Executive Officer



                                         EMPLOYEE:
Attest:
                                         /s/ Robert J. Brunory
-------------------------------          ------------------------------------
                                         Robert J. Brunory